UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2006

QUEPASA Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33105

Nevada	86-0879433
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

7550 E. Redfield Rd.

Suite A

Scottsdale, AZ 85260

(Address of principal executive offices, including zip code)

480-348-2665

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On November 11, 2006, the Board of Directors (the “Board”) of Quepasa Corporation (the “Company”) increased the size of the Board to six and elected Alonso Ancira to fill the newly created vacancy as a non-employee director.

For his service as a non-employee director of the Company, Mr. Ancira is eligible to receive 1,250 shares of unrestricted common stock of the Company to be granted on the last day of each fiscal quarter of the Company. As previously disclosed in the Company’s Current Report on Form 8-K filed on September 25, 2006, the compensation paid to non-employee directors shall be granted pursuant to the terms of the 2006 Stock Incentive Plan (the “Plan”) and is subject to stockholder approval of the Plan.

In addition, Mr. Ancira is the Chairman of the Board of Directors of Mexicans & Americans Trading Together, Inc. (“MATT, INC.”) and Altos Hornos de Mexico S.A. de C.V. (“AHMSA”). MATT, INC. is a wholly owned subsidiary of AHMSA. Mr. Ancira is a minority stockholder in Grupo Acerero del Norte S.A. de C.V., the largest stockholder in AHMSA. Mr. Ancira also serves on the Board of Directors of Mexicans & Americans Thinking Together Foundation, Inc. (the “Foundation”), a not-for-profit organization. The Foundation and the Company intend to enter into a Corporate Sponsorship and Management Services Agreement.

As previously disclosed in the Company’s Current Report on Form 8-K filed on October 19, 2006, the Company entered into a Securities Purchase Agreement with MATT, INC. on October 17, 2006, pursuant to which the Company issued 1,000,000 shares of its common stock to MATT, INC. at a purchase price of $10.00 per share (for an aggregate purchase price of $10,000,000). MATT, INC. was also granted a warrant to purchase 1,000,000 shares of common stock at an exercise price of $12.50 per share and a warrant to purchase 1,000,000 shares of common stock at an exercise price of $15.00 per share (the “Warrants”). The Securities Purchase Agreement and the WARRANTS were filed as Exhibits 10.1, 10.2, and 10.3, respectively, to the Company’s Current Report on Form 8-K filed on October 19, 2006, and are incorporated by reference into this Item 5.02.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEPASA Corporation

Date November 16, 2006	/s/ Charles B. Mathews
Charles B. Mathews
Executive Vice President and Chief Financial Officer